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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2012

Red Bank, N.J. May 14, 2012 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2012 which appear below compared with the second quarter of fiscal 2011.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2012   Ended 4/30/2011      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $6,441,635         $6,965,508       - 7.52%
Net Income                    $6,262,114         $6,678,994       - 6.24%
Distribution per Unit           $0.68              $0.73          - 6.85%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Due to the combination of lower gas sales and lower average exchange rates in the second quarter of fiscal 2012, gas royalty income under both agreements was lower in comparison to gas royalty income received during the second quarter of fiscal 2011. Total royalty income for the second quarter of fiscal 2012 was also lower in comparison to the second quarter of fiscal 2011 due to the previously mentioned factors and additional payments and adjustments received during the second quarter of fiscal 2011. Relevant details are shown below.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2012   Ended 4/30/2011      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               9.632            11.057            -12.89%
Gas Prices (Ecents/Kwh)(2)      2.8708            2.5087            +14.43%
Gas Prices ($/Mcf)(3)           $10.74            $10.06            + 6.76%
Average Exchange Rate (4)       1.3024            1.3962            - 6.72%
Gas Royalties                 $4,137,430        $4,447,703          - 6.98%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 26.104            30.098            -13.27%
Gas Prices (Ecents/Kwh)         3.0872            2.6826            +15.08%
Gas Prices ($/Mcf)              $11.24            $10.51            + 6.95%
Average Exchange Rate           1.3019            1.3989            - 6.93%
Gas Royalties                 $1,806,345        $1,959,645          - 7.82%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers



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Trust expenses for the second quarter of fiscal 2012 decreased 33.65%, or
$96,861, to $190,954 from $287,815 in the second quarter of fiscal 2011. This decline in expenses is primarily due to a difference in the timing of payments of the New York Stock Exchange annual fee and mailing costs associated with the annual meeting, as well as reduced legal expenses. Trust interest income received during the second quarter of fiscal 2012 increased to $11,434 in comparison to $1,301 received in the second quarter of fiscal 2011 due to a shift to money market deposits.

The increase in total royalty income during the first six months of fiscal 2012 resulted from the absence of any negative adjustments in comparison to the presence of negative adjustments during the first six months of fiscal 2011. This increase in total royalty income occurred despite a decline in gas royalty income received under both the Mobil and OEG Agreements during the first six months of fiscal 2012.

                              Six Months         Six Months       Percentage
                            Ended 4/30/2011    Ended 4/30/2010      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $12,979,896        $12,361,791       + 5.00%
Net Income                    $12,341,378        $11,763,133       + 4.92%
Distribution per Unit            $1.34              $1.28          + 4.69%

The previously declared distribution of 68 cents per unit will be paid on May 30, 2012 to owners of record as of May 11, 2012. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.